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                                                                    EXHIBIT 23.8



                        CONSENT OF INDEPENDENT AUDITORS



     We consent to the incorporation by reference in the Registration Statement (No. 333-79097) on Form S-3 of World Access, Inc. of our report dated December 4, 1997, relating to the consolidated balance sheets of NACT Telecommunications, Inc. and subsidiary as of September 30, 1997, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the years in the three-year period ended September 30, 1997, which report appears in the Registration Statement on Form S-4 filed on October 6, 1998, as amended by Amendment No. 1 to Form S-4 filed on October 7, 1998, and Amendment No. 2 to Form S-4 filed on October 7, 1998, and to the reference to our firm under the heading "Experts" in the prospectus.



                                                     /s/ KPMG LLP



Salt Lake City, Utah


November 2, 1999